Exhibit 99.1

Alesco Financial Inc. Provides Information Regarding

NYSE Listing Standards

Philadelphia, Pennsylvania – October 16, 2008 – Alesco Financial Inc. (NYSE: AFN), or the Company, was notified by the New York Stock Exchange, or the NYSE, on October 10, 2008 that it was not in compliance with the NYSE continued listing standard relating to minimum share price. The standard requires that the average closing price of any listing security not fall below $1.00 per share for any consecutive 30 trading-day period.

Under NYSE rules, the Company has ten business days, or until October 24, 2008, to notify the NYSE of its intent to cure this deficiency. On October 15, 2008, the Company notified the NYSE of its intent to cure this deficiency. Under NYSE rules, the Company has six months from the date of the NYSE notice to comply with the NYSE minimum share price standard. If the Company is not compliant by that date, its common stock will be subject to suspension and delisting by the NYSE.

The Company is currently exploring alternatives for curing the deficiency and restoring compliance with the continued listing standards. The Company’s common stock remains listed on the NYSE under the symbol “AFN,” but will be assigned a “.BC” indicator by the NYSE to signify that the Company is not currently in compliance with the NYSE’s continued listing standards.

About Alesco Financial Inc.

Alesco Financial Inc. is a specialty finance REIT headquartered in Philadelphia, Pennsylvania. Alesco is externally managed by Cohen & Company Management, LLC, a subsidiary of Cohen & Company, a global alternative fixed-income asset manager. For more information, please visit www.alescofinancial.com.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements that may predict, forecast, indicate or imply future results, including, without limitation, statements as to the intent of the Company to restore compliance with the NYSE continuing listing standards. Forward-looking statements can be identified by forward looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of events beyond the Company’s control. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from expectations or projections. The Company does not undertake any obligation to update any forward-looking statements relating to matters discussed in this press release, except as may be required by applicable securities laws.

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Investors:	Media:
John Longino	Joseph Kuo
Chief Financial Officer	Kekst and Company
215-701-8952	212-521-4863
info@alescofinancial.com